Exhibit 8.01

Subsidiaries of Tele Norte Leste Participações S.A.

Name of Subsidiary	Jurisdiction of Incorporation
Telemar Norte Leste S.A.	Brazil
Tele Norte Celular Participações S.A	Brazil
TNL PCS S.A.	Brazil
Telemar Internet Ltda.	Brazil
Companhia AIX de Participações S.A.	Brazil
Paggo Empreendimentos S.A.	Brazil
Paggo Administradora de Crédito Ltda.	Brazil
Paggo Acquirer Gestão de Melos de Pagamento Ltda.	Brazil
Paggo Soluções e Meios de Pagamentos S.A.	Brazil
WAY TV Belo Horizonte S.A.	Brazil
Serede – Serviços de Rede S.A.	Brazil
Companhia ACT de Participações	Brazil
Calais Participações S.A.	Brazil
Copart 3 Participações S.A.	Brazil
TNL Trading S.A.	Brazil
TNL.Net Participações S.A.	Brazil
TNL Exchange S.A.	Brazil
Coari Participações S.A.	Brazil
Brasil Telecom S.A.	Brazil
BrT Serviços de Internet S.A.	Brazil
14 Brasil Telecom Celular S.A.	Brazil
Vant Telecomunicações S.A.	Brazil
Brasil Telecom Cabos Submarinos Ltda.	Brazil
Brasil Telecom Subsea Cable Systems (Bermuda) Ltd.	Bermuda
Brasil Telecom of America Inc.	United States
Brasil Telecom de Venezuela S.A.	Venezuela
Brasil Telecom de Colombia E.U.	Colombia
Nova Tarrafa Participações LTDA	Brazil
iG Participações S.A.	Brazil
Internet Group do Brasil S.A.	Brazil
Brasil Telecom Comunicação Multimidia Ltda.	Brazil
Brasil Telecom Call Center S.A.	Brazil
BrT Card de Serviços Financeiros Ltda.	Brazil
Copart 4 Participações S.A.	Brazil
Tete Participações S.A.	Brazil
Tomboa Participações S.A.	Brazil
Caryopoceae SP Participações S.A.	Brazil
Bryophyta SP Participações S.A.	Brazil
Copart 5 Participações S.A.	Brazil
Sumbe Participações S.A.	Brazil
Rio Alto Participações S.A.	Brazil
Agência O Jornal da Internet Ltda.	Brazil